Exhibit 99.1

Centex Corporation
2728 N. Harwood
Dallas, Texas 75201-1516
P.O. Box 199000
Dallas, Texas 75219-9000
news release
For Immediate Release
For additional information, please contact:
Matthew G. Moyer, Vice President — Investor Relations
Eric Bruner, Director — Public Relations
214.981.5000
CENTEX REPORTS FIRST QUARTER RESULTS
DALLAS — July 29, 2008: Centex Corporation (NYSE: CTX) today reported financial results for its fiscal first quarter ended June 30, 2008.
Highlights of the quarter ended June 30, 2008 (compared to last year’s first quarter):
•	Sales (orders) decreased 35% (down 23% on a per neighborhood basis) to 4,215

•	Loss from continuing operations of $1.36 per diluted share

•	Reduced homebuilding SG&A expenses by 44% or $132 million

•	Generated positive cash flow from homebuilding operations

•	June 30th cash balance of $1.24 billion
“The housing market worsened in the June quarter, and I don’t expect to see it improve this fiscal year,” said Tim Eller, chairman and CEO of Centex Corp. “We ended the quarter with $1.24 billion in cash, improved our gross margins sequentially and continued to reduce overhead expenses. I am confident that we will continue to lower our costs and improve our balance sheet through positive homebuilding operating cash flow generation over the remainder of this fiscal year.”
Corporate Results
Fiscal 2009’s first quarter revenues were $1.13 billion, 41% lower than the same quarter last year. The loss from continuing operations for the first quarter was $169 million, or a loss of $1.36 per diluted share, up from a loss of $132 million, or $1.08 per diluted share, in the previous year’s fiscal first quarter. Included in the first quarter of fiscal 2009’s loss from continuing operations are $80 million of impairments and other land-related charges, including the company’s share of joint venture impairments. First quarter’s corporate general and administrative expenses were $58.6 million this year, up from $45.0 million in last year’s first quarter reflecting primarily an increase in reserves, strategic investments to improve our core business processes and the centralization of certain division functions. “Restoring profitability remains a top company priority. While corporate G&A was higher this quarter, I am pleased that when combined with homebuilding SG&A, the total was down 35% from last year’s first quarter as we continue to adjust overhead spending to the new revenue realities,” Mr. Eller said.

Home Building
Fiscal 2009’s first quarter revenues were $1.05 billion, 42% lower than the same quarter last year as a result of a 35% decrease in closings to 3,939 homes and a 10% decrease in average sales price to $262,044. Home building reported an operating loss of $131 million for the quarter versus a loss of $172 million in last year’s first quarter. The operating loss includes $80 million of impairments and write offs.
Housing operating losses (housing revenues less housing cost of sales and SG&A) were $44 million, up from a loss of $5 million in the previous year. The increase in loss is a result of a 470 bps reduction in housing gross margin as well as a 42% decrease in housing revenues. The reduction in gross margin was primarily a result of a 170 bps increase in discounts and sales incentives to 10.5% of revenues and higher financing and closing costs.
Financial Services
Financial Services reported operating earnings of $6 million this quarter, down from earnings of $15 million in the first quarter of fiscal 2007, due principally to lower origination volumes.
Other
Centex recently announced new national energy-efficiency standards starting in January 2009. Homes equipped with the “Centex Energy Advantage” are up to 22% more energy efficient than comparable new homes and up to 40% more efficient than a typical 10-year-old home, according to the NAHB Research Center. “Centex Energy Advantage takes direct aim at making home ownership more affordable. As energy costs continue to mount, first-time homebuyers are increasingly sensitive to the operating costs of a home,” Mr. Eller said. “We believe the Centex Energy Advantage will be a key consideration among customers who are budget-conscious or environmentally sensitive.”
During the fiscal first quarter, the Company increased by $49 million a valuation allowance related to its deferred tax asset in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The increase in the valuation allowance was reflected as a charge to income tax expense and a reduction of the Company’s deferred tax asset. At the end of the quarter, the balance of the Company’s deferred tax asset was $143 million, net of a valuation allowance of $879 million.
Non-GAAP Financial Measures
Explanations of non-GAAP financial measures used in this press release and the accompanying attachments, and reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures, are given in the applicable attachments.
     Centex senior management will host a conference call to discuss the first quarter financial results at 10 a.m. Eastern Time (9 a.m. Central Time) on Wednesday, July 30th. The live webcast may be accessed on the Investor Relations section of the Centex web site at http://ir.centex.com. A replay of the webcast, as well as the presentation, will be archived on the Investor Relations page under the “Presentations” link.

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Forward-Looking Statements
Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they relate only to anticipated or expected events, activities, trends or results, which are inherently subject to risks, uncertainties and other factors. Actual results and outcomes may differ materially from what is expressed or forecast in such statements. Important factors include, but are not limited to: (1) the effects of the current downturn in the homebuilding industry, including potential adverse market conditions that could result in additional inventory or other impairments; (2) changes in national or regional economic or business conditions, including employment levels and interest rates; (3) competition; (4) customer cancellations; (5) price changes in raw materials or other components of our houses; (6) the effects of disruptions in the mortgage finance industry, including tightening of credit and reduction in liquidity; (7) the availability of adequate sources of financing to continue to implement our business strategy; and (8) our ability to generate cash from sales of assets and other sources that supplement our existing capital resources. These and other risks and uncertainties are described in greater detail in our periodic and other reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. Forward-looking statements included in this press release are made as of its date. We do not undertake any obligation to update or revise any forward-looking statement.
Note Attachments
(1) Revenues and Earnings by Lines of Business
(2) Condensed Consolidated Balance Sheet
(3) Home Building Segment Data
(4) Supplemental Home Building Data

Attachment 1
Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(Dollars in thousands, except per share data)

	Quarter Ended
	June 30,
	(unaudited)
	2008	2007 (C)	Change
Revenues
Home Building (A)	$1,049,699	$1,803,820	(42%)
Financial Services	76,423	97,966	(22%)

Total	$1,126,122	$1,901,786	(41%)

Operating Earnings (Loss)
Home Building (A)	$(131,103)	$(171,779)
Financial Services	6,067	14,969
Other	7,108	4,926

Total Operating Earnings (Loss)	(117,928)	(151,884)

Corporate General and Administrative Expenses	(58,639)	(44,981)
Interest Expense	(6,180)	—

Loss from Continuing Operations Before Income Taxes	(182,747)	(196,865)

Income Tax Benefit (B)	13,635	64,784

Loss from Continuing Operations	(169,112)	(132,081)

Earnings from Discontinued Operations, net	19,013	4,122

Net Loss	$(150,099)	$(127,959)

Earnings (Loss) Per Share — Basic and Diluted
Continuing Operations	$(1.36)	$(1.08)
Discontinued Operations	0.15	0.03

Earnings (Loss) Per Share — Basic and Diluted	$(1.21)	$(1.05)

Average Shares Outstanding — Basic and Diluted	124,231,358	121,469,951

(A)	See Attachment 3 for detailed home building segment revenues and earnings.

(B)	Current period includes a $49 million valuation allowance related to the deferred tax assets.

(C)	Prior periods have been conformed to the current year presentation.
INTEREST ANALYSIS

	Quarter Ended
	June 30,
	(unaudited)
	2008	2007
Total Interest Incurred	$61,752	$82,351
Less — Interest Capitalized	(51,269)	(61,863)
— Financial Services’ Interest Expense	(4,303)	(20,488)

Interest Expense, net	$6,180	$—

Capitalized Interest Charged to Home Building’s Costs and Expenses	$25,535	$43,066

Attachment 2
Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
(Dollars in millions)
(unaudited)
BALANCE SHEET

	June 30,	March 31,
	2008	2008
Assets
Cash -
Unrestricted	$1,235	$587
Restricted	50	51
Receivables -
Residential Mortgage Loans Held for Sale, net	563	516
Other Receivables	220	824
Inventories -
Direct Construction	1,574	1,746
Land Under Development	2,633	2,883
Land Held for Development and Sale	653	558
Land Held Under Option Agreements not Owned	143	148
Other	16	27
Investments	219	207
Property and Equipment, net	69	78
Goodwill	52	52
Deferred Tax Asset, Net of Valuation Allowance of $879 and $830	143	191
Deferred Charges and Other Assets	158	172
Assets of Discontinued Operations	—	97

	$7,728	$8,137

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$1,868	$2,064
Senior Notes and Other	3,254	3,325
Financial Services Debt Secured by Mortgage Loans	400	337
Liabilities of Discontinued Operations	—	34
Minority Interests	62	78
Stockholders’ Equity	2,144	2,299

	$7,728	$8,137

Attachment 3
Centex Corporation and Subsidiaries
Home Building Segment Data (A)
(Dollars in thousands, except per unit data)
(Unaudited)

	Revenues			Closings (Units)			Average Housing Revenue per Unit
	2008	2007	Change	2008	2007	Change	2008	2007	Change
Quarter Ended June 30,
East	$183,131	$360,776	(49%)	644	1,119	(42%)	$279,894	$317,134	(12%)
Southeast	136,242	213,857	(36%)	498	716	(30%)	261,394	290,675	(10%)
Central	131,973	202,028	(35%)	607	940	(35%)	216,713	212,744	2%
Texas	177,341	263,540	(33%)	1,007	1,521	(34%)	174,839	171,728	2%
Northwest	253,780	378,566	(33%)	621	915	(32%)	408,663	410,491	—%
Southwest	152,938	342,397	(55%)	526	774	(32%)	282,120	438,145	(36%)
Other homebuilding	14,294	42,656	(66%)	36	110	(67%)	332,833	325,836	2%

Total Home Building	$1,049,699	$1,803,820	(42%)	3,939	6,095	(35%)	$262,044	$291,179	(10%)

	Sales (Orders) (Units)			Sales (Orders) Backlog (Units)			Sales (Orders) Backlog
	2008	2007	Change	2008	2007	Change	2008	2007	Change
Quarter Ended June 30,
East	1,016	1,282	(21%)	1,662	2,011	(17%)	$469,766	$668,842	(30%)
Southeast	579	743	(22%)	1,417	1,546	(8%)	396,138	456,564	(13%)
Central	499	1,091	(54%)	1,008	2,030	(50%)	211,775	415,423	(49%)
Texas	1,251	1,570	(20%)	2,121	2,319	(9%)	370,156	403,087	(8%)
Northwest	515	796	(35%)	1,144	1,551	(26%)	411,217	677,900	(39%)
Southwest	322	962	(67%)	670	1,441	(54%)	190,509	537,290	(65%)
Other homebuilding	33	30	10%	—	132	(100%)	—	49,067	(100%)

Total Home Building	4,215	6,474	(35%)	8,022	11,030	(27%)	$2,049,561	$3,208,173	(36%)

	Operating Earnings (Loss)		Impairments & Write-offs (B)		Lots Owned (Units)		Lots Controlled (Units)
	2008	2007	2008	2007	2008	2007	2008	2007
Quarter Ended June 30,
East	$(21,788)	$18,052	$8,902	$7,372	14,346	18,170	5,577	23,201
Southeast	(65,460)	(13,017)	31,155	10,459	20,462	25,027	2,470	6,537
Central	(20,392)	(9,092)	10,473	5,793	5,449	8,773	1,375	5,561
Texas	7,976	15,214	8	335	13,620	18,617	3,309	9,178
Northwest	(2,645)	(29,358)	4,959	21,795	5,059	8,531	1,149	5,824
Southwest	(28,449)	(116,676)	4,719	88,337	6,506	13,377	670	4,047
Other homebuilding	(345)	(36,902)	—	31,371	1,324	3,870	—	—

Total Home Building	$(131,103)	$(171,779)	60,216	165,462	66,766	96,365	14,550	54,348

Share of Joint Venture Impairments			19,698	27,050

Total Impairments			$79,914	$192,512

(A)	Prior periods have been conformed to the current year presentation.

(B)	Impairments and write-offs by segment include land-related impairments and write-offs and goodwill impairments.

Attachment 4
Centex Corporation and Subsidiaries
Supplemental Home Building Data
(Dollars in thousands, except per unit data)
(unaudited)
RECONCILIATION OF HOUSING/HOME BUILDING OPERATING EARNINGS

	Quarter Ended June 30,
	2008		2007
HOME BUILDING

Revenues — Housing	$1,032,191	100.0%	$1,774,738	100.0%
Cost of Sales — Housing	(910,126)	(88.2%)	(1,481,351)	(83.5%)

Gross Margin — Housing	122,065	11.8%	293,387	16.5%

Selling, General & Administrative (A)	(166,215)	(16.1%)	(298,628)	(16.8%)

Housing Operating Loss (B)	(44,150)	(4.3%)	(5,241)	(0.3%)

Revenues — Land Sales & Other	17,508		29,082
Cost of Sales — Land Sales & Other	(88,262)		(175,567)

Gross Margin — Land Sales & Other	(70,754)		(146,485)

Losses from Unconsolidated Entities and Other (C)	(16,199)		(20,053)

Operating Loss	$(131,103)	(12.5%)	$(171,779)	(9.5%)

Average Neighborhoods	568		676
% Change	(16.0%)		1.0%

(A)	Selling, General & Administrative expenses above are those associated with field operations.

(B)	Housing Operating Earnings is defined as housing revenues less housing cost of sales less selling, general & administrative expenses. Housing Operating Margin is defined as housing operating earnings divided by total housing revenues.

(C)	Includes losses from unconsolidated entities of $20,297 and $25,353, respectively.
IMPAIRMENTS AND WRITE-OFFS

	Quarter Ended June 30,
	2008	2007
Impairment Charges	$50,115	$142,592
Write-offs of Land Deposits and Pre-Acquisition Costs	10,101	22,870

Subtotal	60,216	165,462
Share of Joint Venture Impairments	19,698	27,050

Total Impairments and Write-offs	$79,914	$192,512